For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
Michael A. Gerlich, Chief Financial Officer
713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
Dennard▪Lascar Associates: 713-529-6600
lelliott@DennardLascar.com/apearson@DennardLascar.com

GASTAR EXPLORATION LTD. REPORTS
THIRD QUARTER 2013 RESULTS

•	Production increased 56% from 3Q 2012 to 59.3 MMcfe per day

•	Revenues from production increased 61% to $23.8 million

HOUSTON, November 4, 2013 - Gastar Exploration Ltd. (NYSE MKT: GST) ("Gastar") today reported financial and operating results for the three-month and nine-month periods ended September 30, 2013.
Net loss attributable to Gastar’s common shareholders for the third quarter of 2013 was $3.9 million, or a loss of $0.07 per share. Excluding the impact of a $5.0 million unrealized hedging loss and non-recurring charges of $529,000, adjusted net income attributable to common shareholders was $1.6 million, or $0.03 per diluted share. This compares to a third quarter 2012 net loss of $83.5 million, or $1.31 per share, and adjusted net income of $2,000, or $0.00 per share, excluding the impact of a non-cash impairment of natural gas and oil properties of $78.1 million and an unrealized hedging loss of $5.4 million. (See the accompanying reconciliation of net income (loss) to net income (loss) excluding special items at the end of this news release.)
Adjusted earnings before interest, income taxes, depreciation, depletion and amortization ("adjusted EBITDA") for the third quarter of 2013 was $16.8 million, or $0.29 per diluted share, compared to adjusted EBITDA of $10.0 million, or $0.16 per diluted share, for the third quarter of 2012. (See the accompanying reconciliation of adjusted earnings before interest, income taxes, depreciation, depletion and amortization at the end of this news release.)
Natural gas, condensate, oil and natural gas liquids (NGLs) revenues increased 61% to $23.8 million in the third quarter of 2013, up from $14.8 million for the same period of 2012. The increase in revenues was primarily the result of 56% growth in production volumes and a 3% increase in weighted average sales price per thousand cubic feet of natural gas equivalent (Mcfe), including the impact of realized hedging activities. Revenues from liquids (condensate, oil and NGLs) represented approximately 52% of our total natural gas, condensate, oil and NGLs revenues for the third quarter of 2013 compared to 49% for the second quarter of 2013 and 40% for the third quarter of 2012.
Average daily production was 59.3 million cubic feet of natural gas equivalent (MMcfe) per day for the third quarter of 2013, compared to 38.0 MMcfe per day for the same period in 2012. Sequentially, average daily production increased 3% from second quarter 2013 production of 57.6 MMcfe per day. Oil, condensate and NGLs as a percentage of production volumes was 29% in the third quarter of 2013 compared to 20% in the third quarter of 2012 and 29% in the second quarter of 2013.
Higher production volumes were primarily driven by our horizontal drilling activity in the liquids-rich area of the Marcellus Shale in Marshall County, West Virginia and in the Hunton oil play in Oklahoma, offset by natural declines. Third quarter 2013 volumes benefited from reduced curtailment of our Marcellus production due to reduced downtime and fewer high line pressure issues on the third-party-operated gathering system that transports our Marcellus production. Furthermore, the sale of our East Texas assets was completed on October 2, 2013. Had this sale closed in mid-August as originally guided, production would have been 54.7 MMcfe per day and liquids production would have been approximately 31% of overall production the third quarter of 2013.
The following table provides a summary of Gastar’s production volumes and average commodity prices for the three-month and nine-month periods ended September 30, 2013 and 2012:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012

Production:
Natural gas (MMcf)	3,866	2,783	10,257	7,584
Oil (MBbl)	128	42	333	106
NGLs (MBbl)	137	77	347	186
Total production (MMcfe)	5,454	3,493	14,338	9,339

Total (Mmcfe/d)	59.3	38.0	52.5	34.1

Average sales price per unit:
Natural gas per Mcf, including impact of realized hedging	$2.95	$3.20	$3.38	$2.97
Natural gas per Mcf, excluding impact of realized hedging	$2.61	$2.27	$2.94	$1.99
Oil per Bbl, including impact of realized hedging	$67.92	$83.05	$68.54	$72.93
Oil per Bbl, excluding impact of realized hedging	$73.40	$76.54	$68.26	$68.93
NGLs per Bbl, including impact of realized hedging	$27.54	$32.40	$30.80	$34.31
NGLs per Bbl, excluding impact of realized hedging	$33.79	$25.26	$30.01	$29.02

Average sales price per Mcfe, including impact of realized hedging	$4.37	$4.25	$4.76	$3.92
Average sales price per Mcfe, excluding impact of realized hedging	$4.42	$3.28	$4.41	$2.98

We had hedges in place covering approximately 63% of natural gas and 81% of condensate, oil and NGLs production on a combined basis for the third quarter of 2013. We continue to maintain an active hedging program covering a portion of our estimated future production, which is reported in our periodic filings with the U.S. Securities and Exchange Commission (SEC).
Lease operating expense (LOE) was $2.2 million for the third quarter of 2013, compared to $780,000 in the third quarter of 2012 and $2.2 million in the second quarter of 2013. The increase in LOE compared to the prior-year period was primarily due to a $1.4 million increase related to additional producing wells in West Virginia and Oklahoma and a reduction of $394,000 in the prior-year period related to property assignments in East Texas. LOE per Mcfe of production increased to $0.40 in the third quarter of 2013 from $0.22 in the third quarter of 2012 but declined slightly from $0.41 per Mcfe in the second quarter of 2013 due primarily to higher production volumes.
Depreciation, depletion and amortization (DD&A) was $8.5 million in the third quarter, up from $7.1 million in the prior-year period and $7.6 million in the second quarter of 2013. The year-over-year increase in DD&A expense was the result of a 56% increase in production partially offset by a 24%

decrease in the DD&A rate per Mcfe. The DD&A rate for the third quarter of 2013 was $1.55 per Mcfe compared to $2.04 per Mcfe for the same period in 2012 and $1.45 in the second quarter of this year.
General and administrative (G&A) expense was $4.0 million in the third quarter of 2013, compared to $3.0 million in the prior-year period. This includes non-cash, stock-based compensation expense of $574,000 for the third quarter of 2013 and $729,000 for the same quarter in 2012. The decrease in stock-based compensation expense is due to a $422,000 reduction for forfeitures related to staff reductions as a result of the sale of the East Texas assets partially offset by increased expense for additional restricted stock award issuances to new employees. Excluding stock-based compensation expense, G&A expense increased $1.2 million to $3.4 million for the latest quarter, compared to a year ago. This increase is primarily due to higher personnel costs, including $659,000 of non-recurring severance costs resulting from staff reductions in conjunction with the sale of our East Texas assets and $292,000 of non-recurring costs associated with acquisitions.
J. Russell Porter, Gastar's President and CEO, stated, “For the first time in our Company’s history, liquids revenues accounted for more than half of our total revenues. We will see that percentage increase meaningfully in the fourth quarter since we practically eliminated our dry gas production with the divestiture of our East Texas properties and we expect to be bringing on additional oil production from our pending acquisition of the West Edmond Hunton Lime Unit (WEHLU) that is scheduled to close by the end of November.
“The WEHLU acquisition will further expand our acreage position in the fairway of the Hunton play and add high-quality proved reserves to our asset base. Our confidence in the Hunton’s potential has been bolstered by the positive early results of our fifth and sixth non-operated wells and the performance of Hunton wells drilled by other operators on nearby acreage.
“In October, we drilled our first operated well in the Hunton to test the acreage we acquired in June from Chesapeake Energy and will commence completion operations soon, with initial flow back expected in late November. By leveraging the drilling experience we gained in the Marcellus, we successfully drilled our first operated Hunton well in only 26 days at a lower drilling cost than we have experienced in our AMI third-party operated wells. We expect our second operated Hunton well will commence drilling by early November 2013 and should commence flow back operations by late December 2013.
“Over the last few months, we took several key steps to enhance our liquidity for the remainder of 2013 and into 2014. During the third quarter of 2013, we completed the sale of non-core undeveloped leasehold acres in the Mid-Continent and a partial sale of acquired Chesapeake properties within our AMI area. Subsequent to third quarter end, our liquidity has been further enhanced by completion of the sale of East Texas dry gas properties and the issuance of $53.5 million (net proceeds to us of $50.1 million after fees and expenses) of series B perpetual preferred stock in a public offering, which is expected to close on or about November 5, 2013 . The sale of the East Texas assets and the issuance of the preferred shares will collectively increase our liquidity by approximately $89.3 million,” added Porter.
Operations Review and Update
Marcellus Shale
Net production from the Marcellus Shale area averaged 43.0 MMcfe per day in the third quarter of 2013, compared to 23.3 MMcfe per day for the third quarter of 2012 and 44.2 MMcfe per day in the second quarter of 2013. Our ultra-rich gas production, on average, yielded approximately 33 barrels of condensate and 49 barrels of NGLs per million cubic feet (MMcf) of residual natural gas sold for the third quarter of 2013.
Production continued to be impacted by third-party operated gathering system issues, although these were markedly improved from prior quarters. These issues reduced third quarter 2013 production by approximately 2.8 MMcfe/d (5% of total production) as compared to second quarter 2013 production curtailment of an estimated 7.6 MMcfe/d (13% of total production) and approximately 16.4 MMcfe/d (40% of total production) in the first quarter of 2013. We estimate that production volume curtailment attributable to these issues represented cash flow losses of $1.0 million in the third quarter of 2013, compared to an estimated cash flow loss of $2.8 million in the second quarter of 2013 and an estimated loss of $6.4 million in the first quarter of 2013. During October 2013, Marcellus production has been negatively impacted by a leak in the third-party operated pipeline. The leak has been repaired, however, we estimate that the downtime will result in an estimated loss of approximately 1.3 MMcfe per day of net production for the fourth quarter of 2013.
During the third quarter of 2013, we had 57 gross (27.0 net) operated wells on production in Marshall County, West Virginia, including four gross (2.0 net) operated wells recently completed on the Goudy pad. A total of nine wells are ultimately planned for the Goudy pad.
The first four Goudy wells, placed on production in mid-August 2013, utilized a tighter spacing design, and our initial results indicate there has been no reduction in production or EURs associated with the tighter spacing. We have not seen any negative impact from the different lateral azimuth used on the Addison pad, which provides additional flexibility for field development. We also continue to opportunistically swap acreage with adjacent operators in order to optimize our acreage and maximize horizontal lateral lengths.

We have resumed drilling in the Marcellus, with a small rig currently drilling the vertical top section of wells. In February 2014, we plan on bringing in a larger rig to commence drilling the horizontal lateral sections.
Net capital expenditures for the third quarter in the Marcellus Shale totaled $7.6 million. We expect to spend an additional $5.9 million in the Marcellus Shale for the remainder of 2013 for drilling, completion, infrastructure, lease acquisition and seismic costs.
Hunton Limestone Oil Play
At September 30, 2013, we held leases covering approximately 181,700 gross (99,500 net) acres in Major, Garfield, Canadian and Kingfisher Counties, Oklahoma in the Hunton Limestone horizontal oil play. Net production from the Mid-Continent area averaged approximately 1,200 BOE (7.0 MMcfe) per day in the third quarter, of which 34% was crude oil and 6% was NGLs.
The Mid-Con 5H well (GST 50% WI), completed in August 2013, exhibits strong Hunton production in spite of mechanical issues during the completion phase that limited flow to approximately one-third of the lateral wellbore. The well achieved a peak production rate of 428 BOE per day, and the 30-day average as of October 23, 2013 was 327 BOE per day, of which 76% was oil. The Mid-Con 6H (GST 50% WI) well was completed in early October and is currently producing at a gross production rate of 774 BOE per day, of which 86% is oil, and which rate is expected to increase as completion fluid is recovered. In our experience, the horizontal Hunton wells take an average of approximately 30 to 90 days to reach peak production. Our seventh non-operated Hunton well, the Mid-Con 7H (GST 50% WI) has been drilled to total depth and completion operations have commenced.
We began drilling our first operated Hunton well, the Burton 16-1H (GST 79% WI), in October 2013, and completion operations should commence in approximately ten days. Our second operated well, the Townsend 6-1H (GST 100% WI) is expected to commence drilling operations in early November 2013. Flow back operations on the Burton 16-1H and the Townsend 6-1H are expected to begin by late November and late December 2013, respectively.
During the fourth quarter of 2013, Gastar and our operating partners expect to drill and complete a total of seven gross (3.6 net) horizontal wells on our Mid-Continent acreage, including two gross (1.8 net) operated Hunton wells, three gross (1.8 net) non-operated Hunton wells, and one gross (<0.1 net) non-operated well and one gross (0.1 net) non-operated well to test the Woodford Shale and the Mississippi Lime formations, respectively, in the northeast portion of our Mid-Continent acreage. Through our working interests in the Woodford Shale and Mississippi Lime wells (5% and 3%, respectively), we will gather data to evaluate the potential for future development of the Woodford Shale and Mississippi Lime on a portion of our acreage.
In the Mid-Continent, net capital expenditures, excluding acquisition costs and divestment proceeds, in the third quarter of 2013 totaled $12.2 million. We expect to spend an additional $26.1 million during the remainder of the year on our Mid-Continent play.
East Texas
In East Texas, third quarter 2013 net production from the Hilltop area averaged 9.3 MMcfe per day, compared to 9.5 MMcfe per day in the second quarter 2013 and 14.6 MMcfe per day in the third quarter of 2012. The lower year-over-year volumes reflect natural declines in field production that were not offset by additional drilling or recompletion operations due to low natural gas prices and the pending sale of these assets. On October 2, 2013, we closed the sale of our East Texas assets to Cubic Energy for an adjusted price of $43.9 million in cash. This sale included substantially all of our leasehold interests and producing wells in the Hilltop area of East Texas.
Guidance for the Fourth Quarter of 2013
We are providing the following guidance for the fourth quarter of 2013, which assumes the closing of our pending WEHLU acquisition by the end of November:
Net average production(1)            49 - 52 MMcfe per day
Liquids percentage of production (1)        35% to 38%
Lease operating expenses            $2.5 - $2.8 million
Transportation, treating and gathering    $0.2 - $0.3 million
Cash G&A(2)                    $2.4 - $2.8 million
Stock compensation expense            $0.8 - $1.0 million

(1)	Based on equivalent of 6,000 cubic feet (Mcf) of natural gas to one barrel of oil, condensate or NGLs.

(2)	Excludes any one-time costs related to WEHLU acquisition or parent company migration from Canada to U.S.

Liquidity
At September 30, 2013, we had cash and cash equivalents of $21.4 million, which does not include the $39.2 million Gastar received on October 2, 2013 in conjunction with the sale of its East Texas property. At September 30, 2013, the Company had a net working capital deficit of approximately $16.6 million, which includes $13.0 million of advances from non-operating partners and $4.7 million of East Texas cash deposit. We had no borrowings outstanding on our $50 million revolving credit facility at the end of the third quarter of 2013.

On October 29, 2013, we priced 2,000,000 shares of 10.75% series B perpetual preferred stock at a public offering price of $25.00 per share, and on November 1, 2013, the underwriters exercised their over-allotment option for an additional 140,000 shares of Series B perpetual preferred stock at the same price. The preferred offering is expected to close on or about November 5, 2013 and generate a total of $50.1 million in proceeds, net of fees and estimated expenses.
Excluding the previously announced WEHLU acquisition, capital expenditures for the remainder of 2013 are expected to be approximately $34.5 million, resulting in total 2013 capital expenditures of approximately $115.6 million, excluding capitalized interest and general and administrative costs of approximately $5.0 million. We plan to fund the remainder of our 2013 capital program, including the WEHLU acquisition, through existing cash balances, internally generated cash flow from operating activities, proceeds from our preferred share offering, the possible issuance of additional debt or borrowings under the revolving credit facility. Upon completion of the WEHLU acquisition, our revolving credit facility borrowing base is anticipated to increase to $90 to $110 million.

Conference Call
Gastar’s management team will hold a conference call Tuesday, November 5, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time) to discuss these results. To participate in the call, dial 888-450-9962 and ask for the Gastar conference call. A replay will be available and will be accessible through November 12, 2013. To access the replay, dial 800-804-7944 and enter the conference ID 41261.
The call will also be webcast live over the Internet at www.gastar.com. To listen to the live call on the Internet, please visit Gastar’s web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@DennardLascar.com.
A copy of this press release can be found on Gastar’s website at www.gastar.com.

About Gastar
Gastar Exploration Ltd. is an independent energy company engaged in the exploration, development and production of oil, natural gas, condensate and natural gas liquids in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in West Virginia and is also in the early stages of exploring and developing the Hunton Limestone horizontal oil play in Oklahoma. For more information, visit Gastar's website at www.gastar.com.

Safe Harbor Statement and Disclaimer
This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or fourth party consents; risks relating to our purchase of assets from Chesapeake Energy, including the risk of being exposed to unknown contingencies or liabilities that could cause Gastar to not realize the expected benefits of the transaction and the risk that we may be required to fund the transaction by borrowing under our revolving credit facility; risks relating to the divestiture of our East Texas assets, including the risk that the transaction will not be completed or will be completed under different terms; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.
Unless otherwise stated herein, equivalent volumes of production and reserves are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value. Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production. Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.
Gastar’s capital budget is subject to revision and reevaluation dependent upon future developments including drilling results, availability of crews, supplies and production capacity, weather delays, significant changes in commodities prices or drilling costs.

- Financial Tables Follow -

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands, except share and per share data)
REVENUES:
Natural gas	$11,396	$8,906	$34,673	$22,499
Condensate and oil	8,680	3,457	22,823	7,748
NGLs	3,768	2,483	10,690	6,394
Total natural gas, condensate and oil and NGLs revenues	23,844	14,846	68,186	36,641
Unrealized hedge loss	(5,004)	(5,403)	(7,156)	(4,123)
Total revenues	18,840	9,443	61,030	32,518
EXPENSES:
Production taxes	1,319	560	3,112	1,494
Lease operating expenses	2,190	780	6,196	4,754
Transportation, treating and gathering	1,098	1,305	3,386	3,715
Depreciation, depletion and amortization	8,467	7,135	21,428	19,744
Impairment of natural gas and oil properties	—	78,054	—	150,787
Accretion of asset retirement obligation	142	101	358	284
General and administrative expense	3,998	2,951	11,964	9,263
Litigation settlement expense	—	—	1,000	1,250
Total expenses	17,214	90,886	47,444	191,291
INCOME (LOSS) FROM OPERATIONS	1,626	(81,443)	13,586	(158,773)
OTHER INCOME (EXPENSE):
Gain on acquisition of assets at fair value	—	—	43,712	—
Interest expense	(3,439)	(30)	(7,593)	(86)
Investment income and other	8	2	16	6
Foreign transaction loss	(3)	(2)	(15)	(2)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(1,808)	(81,473)	49,706	(158,855)
Provision for income taxes	—	—	—	—
NET INCOME (LOSS)	(1,808)	(81,473)	49,706	(158,855)
Dividend on preferred stock attributable to non-controlling interest	(2,134)	(1,984)	(6,398)	(4,947)
NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$(3,942)	$(83,457)	$43,308	$(163,802)
NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$(0.07)	$(1.31)	$0.71	$(2.58)
Diluted	$(0.07)	$(1.31)	$0.68	$(2.58)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	57,359,357	63,601,645	61,159,117	63,494,224
Diluted	57,359,357	63,601,645	63,971,038	63,494,224

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,375	8,901
Accounts receivable, net of allowance for doubtful accounts of $514 and $546, respectively	10,697	9,540
Commodity derivative contracts	2,259	7,799
Prepaid expenses	616	1,097
Total current assets	34,947	27,337

PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties, full cost method of accounting:
Unproved properties, excluded from amortization	102,338	67,892
Proved properties	769,054	671,193
Total natural gas and oil properties	871,392	739,085
Furniture and equipment	2,409	1,925
Total property, plant and equipment	873,801	741,010
Accumulated depreciation, depletion and amortization	(506,187)	(484,759)
Total property, plant and equipment, net	367,614	256,251

OTHER ASSETS:
Commodity derivative contracts	7,399	1,369
Deferred charges, net	2,133	836
Advances to operators and other assets	12,311	4,275
Total other assets	21,843	6,480
TOTAL ASSETS	$424,404	290,068

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,611	$23,863
Revenue payable	12,063	8,801
Accrued interest	6,469	151
Accrued drilling and operating costs	2,727	3,907
Advances from non-operators	12,951	17,540
Commodity derivative contracts	794	1,399
Commodity derivative premium payable	1,819	—
Asset retirement obligation	750	358
Other accrued liabilities	8,319	1,493
Total current liabilities	51,503	57,512

LONG-TERM LIABILITIES:
Long-term debt	194,830	98,000
Commodity derivative contracts	—	1,304
Commodity derivative premium payable	7,651	—
Asset retirement obligation	8,006	6,605
Other long-term liabilities	—	111
Total long-term liabilities	210,487	106,020

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, no par value; unlimited shares authorized; 61,134,950 and 66,432,609 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	306,593	316,346
Additional paid-in capital	30,526	28,336
Accumulated deficit	(251,479)	(294,787)
Total shareholders' equity	85,640	49,895
Non-controlling interest:
Preferred stock of subsidiary, aggregate liquidation preference $98,954 and $98,781 at September 30, 2013 and December 31, 2012, respectively	76,774	76,641
Total equity	162,414	126,536
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$424,404	$290,068

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2013	2012
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$49,706	$(158,855)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	21,428	19,744
Impairment of natural gas and oil properties	—	150,787
Stock-based compensation	2,540	2,575
Unrealized hedge loss	7,156	4,123
Realized loss (gain) on derivative contracts	18	(662)
Amortization of deferred financing costs	1,790	157
Accretion of asset retirement obligation	358	284
Gain on acquisition of assets at fair value	(43,712)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,259)	2,429
Prepaid expenses	481	345
Accounts payable and accrued liabilities	733	129
Net cash provided by operating activities	39,239	21,056
CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of natural gas and oil properties	(77,813)	(100,606)
Acquisition of natural gas and oil properties	(78,809)	—
Proceeds from sale of natural gas and oil properties	70,708	—
Advances to operators	(13,104)	(4,282)
Use of advances from non-operators	(4,589)	(1,085)
Purchase of furniture and equipment	(484)	(235)
Net cash used in investing activities	(104,091)	(106,208)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	19,000	70,000
Repayment of revolving credit facility	(117,000)	(30,000)
Proceeds from issuance of senior secured notes, net of discount	194,500	—
Repurchase of outstanding common shares	(9,753)	—
Proceeds from issuance of preferred stock, net of issuance costs	133	49,169
Dividend on preferred stock attributable to non-controlling interest	(6,398)	(4,947)
Deferred financing charges	(2,807)	(332)
Other	(349)	(282)
Net cash provided by financing activities	77,326	83,608
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12,474	(1,544)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,901	10,647
CASH AND CASH EQUIVALENTS, END OF PERIOD	$21,375	$9,103

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands, except share and per share data)

NET (LOSS) INCOME ATTRIBUTABLE TO GASTAR EXPLORATION LTD. AS REPORTED	$(3,942)	$(83,457)	$43,308	$(163,802)
SPECIAL ITEMS:
Unrealized hedge loss	5,004	5,403	7,156	4,123
Impairment of natural gas and oil properties	—	78,054	—	150,787
Non-recurring general and administrative costs related to acquisition of assets	292	—	1,710	—
Non-recurring severance costs related to property divestment	659	—	659	—
Non-recurring stock compensation benefit related to property divestment	(422)	—	(422)	—
Litigation settlement expense	—	—	1,000	1,250
Gain on acquisition of assets at fair value	—	—	(43,712)	—
Write off of fees associated with Old Amended Revolving Credit Facility	—	—	1,154	—
Foreign transaction loss	3	2	15	2

ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$1,594	$2	$10,868	$(7,640)

ADJUSTED NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$0.03	$0.00	$0.18	$(0.12)
Diluted	$0.03	$0.00	$0.17	$(0.12)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	57,359,357	63,601,645	61,159,117	63,494,224
Diluted	57,359,357	63,601,645	63,971,038	63,494,224

Reconciliation of Adjusted Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization ("Adjusted EBITDA") :

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands, except share and per share data)

NET (LOSS) INCOME ATTRIBUTABLE TO GASTAR EXPLORATION LTD. AS REPORTED	$(3,942)	$(83,457)	$43,308	$(163,802)
Interest expense	3,439	30	7,593	86
Dividend expense	2,134	1,984	6,398	4,947
Depreciation, depletion and amortization	8,467	7,135	21,428	19,744
Accretion of asset retirement obligation	142	101	358	284
Impairment of natural gas and oil properties	—	78,054	—	150,787
Gain on acquisition of assets at fair value	—	—	(43,712)	—
Unrealized hedge loss	5,004	5,403	7,156	4,123
Non-cash stock compensation expense	574	729	2,540	2,575
Litigation settlement expense	—	—	1,000	1,250
Foreign transaction loss	3	2	15	2
Interest income and other	(8)	(2)	(16)	(6)
Non-recurring general and administrative costs related to acquisition of assets	292	—	1,710	—
Non-recurring severance costs related to property divestment	659	—	659	—
Adjusted EBITDA	$16,764	$9,979	$48,437	$19,990

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